Exhibit 2.1

Execution Copy

MERGER AGREEMENT

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 2, 2007, by and among Shea Development Corp., a Nevada corporation (“Parent”) and its wholly owned subsidiary, Shea Development Acquisition Corp., a Nevada corporation (“Merger Sub”), Information Intellect Inc., a Georgia corporation (the “Company”) and all holders of the outstanding capital stock of the Company, listed on Schedule 1 hereto. Holders of capital stock are collectively referred to herein as the “Company Shareholders,” and individually as a “Company Shareholder.”  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

RECITALS

A.            The respective Boards of Directors of Parent, Merger Sub and the Company have approved the combination of the businesses of Merger Sub and the Company pursuant to this Agreement.

B.            In furtherance of such combination, the respective boards of directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company with the Company being the surviving Corporation (the “Merger”) pursuant to the terms of this Agreement and in accordance with applicable law.

C.            The respective shareholders of Merger Sub and the Company have, by the legally required vote, approved and adopted the Merger.

D.            In connection with the Merger, the parties desire to set forth certain representations, warranties and covenants made by each to the other or others as an inducement to the consummation of the Merger, upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE 1

THE MERGER

1.1  Merger.  At the Effective Time as defined below, in accordance with this Agreement and the applicable law, Merger Sub will be merged with and into the Company, the separate existence of Merger Sub will cease and the Company will continue as the surviving Corporation and a wholly owned subsidiary of Parent. The

Company, as the surviving Corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation.”

1.2  Closing.  The closing of the Merger (the “Closing”) will take place at the offices of   Dunnington, Bartholow & Miller, LLP located at 477 Madison Avenue, New York, NY 10022  or at such other place as Parent and the Company mutually agree, at 10 a.m. local time on the second Business Day after the day on which the last of the closing conditions set forth in Article 6 below has been satisfied or waived, or such other date as Parent and the Company mutually agree upon in writing (the “Closing Date”).  At the Closing:  (a) the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Georgia and the State of Nevada a certificate of merger and any required related documents, in such form or forms as are required by, and executed in accordance with, applicable law (the date and time of such filing being the “Effective Time” and the date upon which the Effective Time occurs, being the “Effective Date”); (b) Parent will deliver the merger consideration to the Company Shareholders in accordance with Section 1.4; and (c) there will also be delivered to the Company and Parent the certificates and other documents and instruments to be delivered pursuant to Article 5 below.

1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger will be as provided in this Agreement and under applicable law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchise of Merger Sub and the Company will vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company will become the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, the Surviving Corporation will be a wholly owned subsidiary of Parent.

1.4  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or Company Shareholders:

(a)           Conversion of Securities.

(i)            The shares of Company’s Common Stock issued and outstanding at the Effective Time, the “Company Common Shares” (excluding any Dissenting Shares) will be converted into the right to receive an aggregate of 18,900,000 shares of the Parent’s Common Stock.  The 18,900,000 shares of Parent’s Common Stock to be delivered at the Effective Time will be unregistered, restricted stock bearing a restrictive legend, and will be subject to piggyback registration rights on a pari passu basis with the registration rights being granted to the investors purchasing shares of Parent’s Series A Preferred Stock, par value $0.001 per share on or about the date of this Agreement.  All such shares of Parent’s Common Stock are referred to collectively herein as the “Parent’s Shares.”  Subject to Section 1.7, the Parent shall issue and deliver such number of the Parent’s Shares to each Company Shareholder as set forth on Schedule 1.4(a) attached hereto.

(b)           Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time.

1.5  Additional Consideration.  Parent will offer employment to and will employ the Senior Management Team, listed in Schedule 1.5A, as employees of the Company, pursuant to the provisions of Employment Agreements to be executed concurrently with the Closing. Parent will establish an Incentive Stock Option Program that equates to fifteen percent (15%) of the fully diluted outstanding shares of the Parent at the time of closing of the Merger and related Equity financing, including any shares reserved underlying warrants, options, and other Equity Equivalents outstanding after the Merger and related financing. The attached Schedule 1.5B outlines the allocation of the Incentive Stock Option pool.

1.6  Charter Documents; Directors and Officers.  At and as of the Effective Time, (i) the Articles of Incorporation and the Bylaws of the Company as in effect immediately prior to the Effective Time, as amended, will be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, (ii) the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, until their successors are elected and qualified and (iii) the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, until their successors are elected and qualified.

1.7  Delivery of Certificates.  At and after the Effective Time, Parent will make available, and each Company Shareholder will be entitled to receive, as set forth on Schedule 1.4(a), upon surrender to Parent or its representatives of any certificates evidencing Company Common Shares (the “Certificates”) for cancellation and a letter of transmittal or assignment separate from the certificate in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to Parent or its designated representative and will be in such form and have such other provisions as Parent will reasonably specify) (the “Transmittal Letter”), the aggregate Merger consideration into which such shares have been converted in the Merger, and upon such surrender of each Certificate and delivery by Parent of the aggregate Merger consideration in exchange therefor, such Certificates will forthwith be cancelled. Until so surrendered, each Certificate will be deemed for all corporate purposes to evidence only the right to receive upon such surrender the aggregate Merger consideration into which such shares represented thereby will have been converted.

1.8  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration or transfers of capital stock thereafter on the records of the Company.

1.9  No Further Ownership Rights.  The Merger consideration delivered upon the surrender for exchange of capital stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such shares, and there will be no further registration of transfers of such shares which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, the Certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Article 1.

1.10  Lost, Stolen or Destroyed Certificates.  In the event any Certificates are lost, stolen or destroyed, Parent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger consideration; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity or bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11  Tax Consequences. It is intended by the parties hereto that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.

1.12  Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the property, rights, privileges, power and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.13  Dissenting Shares.

(a)           Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a Company Shareholder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with applicable law

(“Dissenting Shares”) will not be converted into a right to receive the Merger consideration (but will have the rights set forth in applicable law) unless such holder fails to perfect or otherwise loses such holder’s right to such payment or appraisal, if any.

(b)           Notwithstanding any other provision of this Agreement, if any holder of Dissenting Shares withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal rights under applicable law, after the Effective Time, such holder’s shares will automatically be converted into and represent only the right to receive the applicable Merger consideration in accordance with the terms of this Agreement, upon surrender of the Certificate representing such shares.

(c)           The Company will give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to applicable law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, which will not be unreasonably withheld or delayed, make any payment with respect to any such demands or offer to settle or settle any such demands.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE

COMPANY AND CERTAIN COMPANY SHAREHOLDERS

The Company and each of the Certain Company Shareholders listed in Schedule 2 hereby represent and warrant, jointly and severally, to Parent subject to such exceptions as are disclosed in the Schedule attached hereto, as follows:

2.1  Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has full corporate power and authority to conduct its business as now conducted and as proposed to be conducted and to own, use, license and lease its Assets and Properties.  The Company does have Subsidiaries as listed in Schedule 2.1.  The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such jurisdictions in which the failure to be so qualified would not have a material adverse effect on the Company.  Schedule 2.1 sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company owns, uses, licenses or leases its Assets and Properties, or conducts business or has employees or engages independent contractors.

2.2  Authority Relative to this Agreement.  The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by all necessary action by the Board of Directors of the Company, and no other action on the part of the Board of Directors of the Company is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2.3  Capital Stock.  The authorized capital stock of the Company consists of sixteen million one hundred thirty three thousand three hundred thirty six (16,133,336) shares of capital stock consisting of: (i) thirteen million (13,000,000) shares designated as “Common Stock”, $0.001 par value per share and  (ii) three million one hundred thirty three thousand three hundred and thirty six (3,133,336) shares designated as “Preferred Stock”, $0.001 par value per share (collectively referred to herein as the “Company Shares”) of which ten million three hundred fifty-one thousand five hundred and sixty (10,351,560) shares of  “Common Stock” are issued and outstanding as of the date hereof.  There are no shares of Preferred Stock issued and outstanding as of the date hereof. There are no outstanding Company Warrants, Company Options, or Equity Equivalents except for Company Options disclosed in Schedule 2.3 which will be outstanding at the time of closing. All of the issued and outstanding Company Shares are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws.  No Company Shares are held as treasury stock. Schedule 1 lists the name and state of residence of each holder of Company Shares provided to the Company by such holder and the number of Company Shares held by each such holder.  No Company Shares are reserved for issuance and except as disclosed in Schedule 2.3 there are no other options, warrants, calls, rights, commitments or agreements of any character (whether created by statute, the Articles of Incorporation or Bylaws of the Company, or any agreement or otherwise) to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Schedule 2.3A, the Company is not a party or subject to any agreement or understanding, and there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Shares, including without limitation any voting trust agreement or proxy.

2.4  No Conflicts.  Except as set forth in Schedule 2.4 the execution and delivery by the Company of this Agreement does not affect the performance by the Company of its obligations under this Agreement, and the consummation by the Company of the transactions contemplated hereby do not and will not:

(a)           conflict with or result in a violation or breach of any terms, conditions or provisions of the Articles of Incorporation or Bylaws, as amended, or equivalent documents of the Company;

(b)           conflict with or result in a violation or breach of any Law or Order applicable to the Company or by which any of its Assets and Properties is bound or affected; or

(c)           (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties under or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company is a party or by which the Company or its Assets and Properties is bound or affected.

2.5  Books and Records; Organizational Documents.  The minute books, including the share registers, and other similar records of the Company have been provided or made available to Parent or its counsel prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such minute books contain a true and complete record of all material actions taken at all meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of the Board of Directors of the Company through the date hereof. The Company has delivered a true, correct and complete copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of the Company as amended to date, to Parent.  The Company is not in violation of any provisions of its articles or equivalent documents.

2.6  Company Financial Statements.  Company Financials have been delivered to the Parent.  The Company Financials delivered to Parent are correct and complete in all material respects.  The Company Financials present fairly and accurately the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of any interim financial statements, to normal year-

end adjustments, which adjustments will not be material in amount or significance and except that any Interim Financial Statements may not contain footnotes.  Except as set forth in Schedule 2.6, since the Financial Statement Date, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

2.7  Absence of Changes.  Since the Company Financial Statement Date, there has not been any material adverse change in the Business or Condition of the Company or any occurrence or event, which, individually or in the aggregate could be reasonably expected to have any material adverse change in the Business or Condition of the Company. In addition, without limiting the foregoing, except as expressly contemplated hereby, there has not occurred since the Company Financial Statement Date:

(a)           the entering into of any Contract, commitment or transaction or the incurrence of any Liabilities outside of the ordinary course of business consistent with past practice;

(b)           the entering into of any Contract in connection with any transaction involving a Business Combination other than those related to this contemplated Merger transaction;

(c)           the alteration, or entering into of any Contract or other commitment to alter, its interest in any Corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof;

(d)           the entering into of any strategic alliance, joint development or joint marketing Contract other than joint marketing or development efforts in the ordinary course of business consistent with past practice;

(e)           any amendment or other modification (or agreement to do so), except in the ordinary course of business consistent with past practice, or violation of the terms of, any of the Contracts set forth or described herein;

(f)            the entering into of any transaction with any officer, director, shareholder, Affiliate or Associate of the Company, other than pursuant to any Contract in effect on the Company Financial Statement Date and disclosed to Parent pursuant to the Schedules;

(g)           the entering into or amendment of any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company or Company Intellectual Property other than as contemplated by the Contracts or Licenses of the Company disclosed herein or otherwise in the ordinary course of business consistent with past practice;

(h)           the commencement of any Action or Proceeding (other than any investigation of which the Company is not aware);

(i)            except as set forth in Schedule 2.7(i),  the declaration, setting aside or payment of any dividends on or making of any other distributions (whether in cash, stock or property) in respect of any Company Shares, or any split, combination or reclassification of any Company Shares or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for Company Shares, or the repurchase, redemption or other acquisition, directly or indirectly, of any shares of Company Shares by the Company except for repurchases of Company Shares upon termination of employment;

(j)            except as set forth in Schedule 2.7(j), the issuance, grant, delivery, sale or authorization of or proposal to issue, grant, deliver or sell, or purchase or proposal to purchase, any Company Shares or modification or amendment of the rights of any holder of any outstanding Company Shares, nor have there been any agreements, arrangements, plans or understandings with respect to any such modification or amendment;

(k)           except as set forth in Schedule 2.7(k), any amendments to the Company’s Articles of Incorporation or By-Laws;

(l)            any transfer (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property other than non-exclusive transfers to the Company’s customers, distributors or other licensees in the ordinary course of business consistent with past practice;

(m)          any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties (other than Company Intellectual Property) of the Company, other than dispositions of inventory, or licenses of products to Persons in the ordinary course of business of the Company consistent with past practice;

(n)           any purchase or lease of any Assets and Properties of any Person or the making of any capital expenditures, lease commitments or other capital commitments by the Company other than acquisitions of inventory, leasing of office space, or licenses of products, in the ordinary course of business of the Company, consistent with past practice and in an amount not in excess of one hundred thousand dollars ($100,000) unless otherwise approved by Parent;

(o)           the making of any capital expenditures or commitments by the Company for additions to property, plant or equipment of the Company constituting capital assets individually or in the aggregate in an amount exceeding twenty-five thousand dollars ($25,000);

(p)           except as set forth in Schedule 2.7(p) the write-off or write-down or making of any determination to write off or write-down, or revalue, any- of the Assets and Properties of the Company, or change in any reserves or liabilities associated therewith;

(q)           except as set forth in Schedule 2.7(q), the payment, discharge or satisfaction of any claim or Liability, other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financial Statements or incurred in the ordinary course of business since the Financial Statement Date;

(r)            except as set forth in Schedule 2.7(r), the failure to pay or otherwise satisfy material Liabilities of the Company or its Subsidiaries when due;

(s)           the incurrence of any Indebtedness or guarantee of any such Indebtedness or issuance or sale of any debt securities of the Company or guarantee of any debt securities of others, except as otherwise incurred in the normal course of business;

(t)            the grant of any severance or termination pay to any director, officer employee or consultant, except payments made as required by Law or pursuant to written Contracts outstanding on the date hereof,

(u)           set forth in Schedule 2.7(u), a salary, rate of commissions, rate of consulting fees or any other compensation of any current officer, director, shareholder, employee, independent contractor or consultant of the Company;

(v)           except as set forth in Schedule 2.7(v), the payment of any consideration of any nature whatsoever (other than, in the normal course of business, salary, commissions or consulting fees and customary benefits and out of pocket expenses paid to any current or former officer, director, shareholder, employee or consultant of the Company) to any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company;

(w)          the establishment or modification of (i) targets, goals, pools or similar provisions under any employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement or (ii) salary ranges, increased guidelines or similar provisions in respect of any employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement, except for those made in the ordinary course of business;

(x)            the adoption, entering into, amendment, modification or termination (partial or complete) of any Plan;

(y)           the payment of any discretionary or stay bonus;

(z)            any action which would be reasonably likely to interfere with Parent’s ability to account for or complete the transactions contemplated hereby;

(aa)         the making or changing of any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, the entering into of any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise;

(bb)         Except as set forth in Schedule 2.7(bb), the making of any change in the accounting policies, principles, methods, practices or procedures of the Company (including without limitation for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

(cc)         other than in the ordinary course of business, the making of any representation or proposal to, or engagement in substantive discussions with, any of the holders (or their representatives) of any Indebtedness, or to or with any party which has issued a letter of credit which benefits the Company;

(dd)         the commencement or termination of, or change in, any line of business;

(ee)         the cancellation, amendment or failure to renew any insurance policy other than in the ordinary course of business consistent with past practice, or failure to use commercially reasonable efforts to give all notices and present all claims under all such policies in a timely fashion;

(ff)           any amendment, failure to renew, or failure to use commercially reasonable efforts to maintain, its existing Approvals or failure to observe any Law or Order applicable to the conduct of the business of the Company or the Assets and Properties of the Company;

(gg)         any failure to pay or otherwise satisfy any obligations to procure, maintain, renew, extend or enforce any Company Intellectual Property, including, but not limited to, submission of required documents or fees during the prosecution of patent, trademark or other applications for Registered Intellectual Property rights;

(hh)         any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company individually or in the aggregate in an amount exceeding fifteen thousand dollars ($15,000);

(ii)           the repurchase, cancellation or modification of the terms of any Company Common Stock, or other financial instrument that derives the majority of its value from its convertibility into Company Common Stock, other than transactions entered into in the ordinary course of business and pursuant to contractual provisions in effect at the date of this Agreement; or

(jj)           any entering into any agreement to do any of the foregoing.

2.8  No Undisclosed Liabilities.  Except as set forth in Schedule 2.8, the Company has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Company Financials and (ii) those set forth in this Agreement.

2.9  Restrictions on Business Activities.  Except as set forth in Schedule 2.9, there is no agreement, judgment, injunction, order or decree binding upon the Company, or any of its assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

2.10  Taxes.

(a)           The Company has properly filed and paid any taxes due through the tax year ending December 31, 2005.  The Company expects to file and pay taxes due, if any, on its operations for the tax year ending December 31, 2006, by the due date of March 15, 2007, or the extension thereof.  The Company has prepared and maintained adequate records so as to facilitate the prompt filing of Tax Returns when they become due.

(b)           The Company has not incurred any material liability for Taxes other than as reflected on the Company Financials.  The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for liability for Income Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Company’s most recent balance sheet and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date.

(c)           The Company is not a party to any agreement extending the time within which to file any Tax Return.  No claim has ever been made by a Taxing Authority of any jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d)           The Company or its agent and Co-employer Administaff has collected or withheld all amounts required to be collected or withheld by it on account of Taxes or otherwise, and has remitted the same to the appropriate governmental authority in the manner and within the time required under any applicable legislation or, if it is not yet due, has set it aside in appropriate accounts for payment when due.

(e)           The Company does not have knowledge of any actions by any Taxing Authority in connection with assessing additional Taxes against and in respect of the Company for any past period.  There is no dispute or claim concerning any Tax liability of the Company (i) threatened, claimed or raised by any Taxing Authority and (ii) of which the Company is aware. There are no Liens for Taxes upon the Assets and Properties of the Company other than liens for Taxes not yet due.

(f)            There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Company with respect to any Tax assessment or deficiency affecting the Company.

(g)           The Company has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

(h)           The Company has no liability for the Taxes of any Person other than the Company or (i) as a transferee or successor, or (ii) by Contract or (iii) otherwise.

(i)            The Company (i) has not agreed to make and is not required to make any adjustment under Section 481 or 263A of the Code or any comparable provision under state laws by reason of a change in accounting method or as a result of transactions or events prior to the date hereof and (ii) is not a “consenting corporation” within the meaning of Section 341(f)(1) of the Code.

(j)            The Company is not a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

(k)           The Company is not involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Income Tax purposes.

(l)            The Company was not included and is not includible in the Tax Return of any parent corporation other than such a return of which the Company is the common parent corporation.

(m)          The Company has not:

(i)            acquired or had the use of any property from a person with whom it was not dealing at arm’s length other than at fair market value; or

(ii)           disposed of anything to a person with whom it was not dealing at arm’s length for proceeds less than the market value thereof.

(n)           The Company is not nor has it ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(o)           The Company is not a personal holding company.

(p)           The Company is in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or Order of a foreign government and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sharing agreement or Order.

2.11  Legal Proceedings.

(a)           Except as set forth in the Schedules:

(i)            there are no Actions or Proceedings brought or, to the knowledge of the Company, pending or threatened against the Company or its Assets and Properties;

(ii)           except as set forth in Schedule 2.11(a)(ii), there are no facts or circumstances known to the Company that could reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting the Company; and

(iii)          the Company has not received notice, and does not otherwise have knowledge of any Orders outstanding against the Company.

(b)           Prior to the execution of this Agreement, the Company has delivered to Parent upon Parent’s written request, all responses of counsel for the Company to auditor’s requests for information (together with any updates provided by such counsel) regarding Actions or Proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company.  The Schedules sets forth all Actions or Proceedings against or by the Company or relating to or affecting any of its Assets and Properties since the date of incorporation of the Company to the date hereof.

2.12  Compliance With Laws and Orders.  The Company has not violated, and is not currently in violation or default under, any Law or Order applicable to the Company or any of its Assets and Properties.

2.13  Benefit Plans.  The Company has Plans as provided to the Company and its employees by Administaff relating to the co-employment Professional Employer Organization (“PEO”) agreement between the Company and Administaff.

2.14  Title to Property.  The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Financials or acquired after the Financial Statement Date (except properties, interests in properties and assets sold or otherwise disposed of since the Financial Statement Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Financials and (iv) Liens listed on Schedule 2.14. The property and equipment of the Company that are used in the operations of its business are in good operating condition and subject to normal wear and tear. All properties used in the operations of the Company are reflected in the Company Financials. The Company owns no real property.

2.15  Intellectual Property.

(a)           The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is used or currently proposed to be used in the business of the Company as currently conducted or as proposed to be conducted by the Company. Except as set forth in Schedule 2.15(a), the Company has not (i) licensed any Company Intellectual Property in source code form to any third party or (ii) entered into any exclusive agreements relating to any Company Intellectual Property with any third party.

(b)           Schedule 2.15(b) lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, domain names, and maskworks, included in the Company Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any other person or entity is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any Company product or which are otherwise used (or currently proposed to be used) by the Company in the business of the Company as currently conducted or as proposed to be conducted by the Company, other than off-the-shelf software programs licensed under standard Shrink Wrap License Agreements.

(c)           No Person or entity (including employees and former employees of the Company) is, to the best knowledge of the Company, infringing, misappropriating or otherwise making any unauthorized use or disclosure of any Intellectual Property rights of the Company or any Intellectual Property right of any third party to the extent licensed by or through the Company. The Company has not entered into any agreement to indemnify any other person or entity against any charge of infringement of any Company Intellectual Property, except as set forth in the Schedule 2.15(c).

(d)           The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property Rights.

(e)           All patents, registered trademarks, domain names, service marks and copyrights held by the Company are, to the best knowledge of the Company, valid and subsisting, and the manufacturing, marketing, licensing or sale of its products, to the best knowledge of the Company, does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. The Company (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(f)            The Company has secured valid written assignments and waiver of any moral rights from consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

(g)           The Company has taken reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”).  All use, disclosure or appropriation of Confidential Information by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party.

2.16  Contracts.

(a)           Schedule 2.16(a) contains a true and complete list of each of the Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all continuing waivers of any material terms thereof, have been made available to Parent prior to the execution of this Agreement) of the Company. The Schedules contains a true and complete list of each Contract of the Company not terminable by the Company upon 30 days (or less) notice by the Company without penalty or obligation to make payments based on such termination.

(b)           Each Contract required to be disclosed in the Schedule, unless otherwise stated in therein, is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and, to the best knowledge of the Company, no party to such Contract is, nor has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

(c)           The Company is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits the ability of the Company to compete with any Person in any line of business or in any area or territory.

2.17  Insurance.  The Company’s current insurance policies, if any, are listed on Schedule 2.17.

2.18  Affiliate Transactions.

(a)           Except as disclosed in Schedule 2.18(a), (i) there are no Contracts or Liabilities between the Company, on the one hand, and (1) any current or former officer, director, shareholder, or to the knowledge of the Company, any Affiliate or Associate of the Company or (2) any Person who, to the knowledge of the Company, is an Associate of any such officer, director, shareholder or Affiliate, on the other hand, (ii) the Company does not provide or cause to be provided any assets, services or facilities to any such current or former officer, director, shareholder, Affiliate or Associate, (iii) no current or former officer, director, shareholder, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Company and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, shareholder, Affiliate or Associate.

(b)           Each of the Contracts and Liabilities listed in Schedules 2.18(a) was entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or negotiated on an arm’s- length basis on competitive terms. Any Contract to which the Company is a party and in which any director of the Company has a financial interest in such Contract was approved in accordance with applicable law.

2.19  Employees; Labor Relations.

(a)           The Company has a contract with Administaff whereby Administaff provides PEO services to the Company and through Administaff the Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any material respect in any unfair labor practice.  The Company through its PEO relationship with Administaff has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees and consultants; and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.  The Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to employment insurance, social security, workers compensation, health or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.  There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic.  The Company is not a party to any collective bargaining agreement or other labor unions contract nor does the Company know of any activities or proceedings of any labor union to organize any such employees.  To the best of the Company’s knowledge, no employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others.  No employees of the Company have given notice to the Company, nor is the Company otherwise aware, that any such employee intends to terminate his or her employment with the Company.

(b)           Except as set forth in Schedule 2.19(b), all employees of the Company are terminable by the Company upon reasonable notice in accordance with applicable Law.  Schedule 2.19(b) sets forth, individually and by category, the name of each officer, employee and consultant, together with such person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. The completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company to any officer, director, or employee of, or consultant to, the Company.  The Company is not a party to any agreement for the provision of labor from any outside agency that would result in treatment of such providers of labor as an employee of the Company.  There have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any governmental agency with regard to such employees.

(c)           Since the date of incorporation of the Company, there have been no federal or state claims based on employment equity, sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful dismissal, severance pay, payment in lieu of notice or bad faith termination, by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim.

(d)           The Company has written employment policies and/or employee handbooks or manuals as provided by Administaff under the PEO agreement with the Company. To the knowledge of the Company, no officer, employee or consultant of the Company is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with the Company’s business as currently conducted.

2.20  Environmental Matters.  The Company does not now own, and has never owned, any physical premises.

2.21  Substantial Customers and Suppliers.  Schedule 2.21 lists the 15 largest customers of the Company, collectively, on the basis of revenues collected or accrued for the most recent complete fiscal year.  Schedule 2.21 also lists the 15 largest suppliers of the Company on the basis of cost of goods or services purchased for the most recent fiscal year ended.  To the knowledge of the Company, no such customer or supplier is threatened with bankruptcy or insolvency.

2.22  Accounts Receivable.  Except as set forth in Schedule 2.22 the accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are not subject to any valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

2.23  Inventory.  The Company maintains inventory, as listed in Schedule 2.23, to ensure the timely delivery of products sold to end customers.  This inventory is maintained in storage facilities in and around Ft. Worth, Texas.  The Company also maintains small quantities of immaterial office supplies inventory in its offices in Marietta, Georgia and in Ft. Worth, Texas.

2.24  Other Negotiations; Brokers; Third Party Expenses.  Except as set forth in Schedule 2.24, neither the Company nor, to the knowledge of the Company, any of its Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company or any such Affiliate) (i) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (ii) has entered into any Contract or had any discussions with any Person regarding any transaction involving the Company which could result in the Company’s being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby.  Without limiting the foregoing, except as set forth in Schedule 2.24, no finder, broker, agent, financial advisor, or other intermediary has acted on behalf of the Company in connection with the Merger or the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.  Schedule 2.24 estimates as provided by the Parent and Merger Sub, sets forth the principal terms and conditions of any Contract with respect to, and a reasonable estimate of, all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

2.25 Warranty Obligations.  Schedule 2.25 sets forth (a) a list of all forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company’s products and services, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, (b) each of the Warranty Obligations which is subject to any dispute or, to the knowledge of the Company, threatened dispute and (c) the experience of the Company since its incorporation with respect to warranties, guarantees and warranty policies of or relating to the Company’s products and services.  True and correct copies of the Warranty Obligations have been delivered to Parent prior to the execution of this Agreement. There have not been any material deviations from the Warranty Obligations, and salespersons, employees and agents of the Company are not authorized to undertake obligations to any customer or other Person in excess of such Warranty Obligations.  The balance sheet included in the Company Financials reflects adequate reserves for Warranty Obligations.  All products manufactured, designed, licensed, leased, rented or sold by the Company (i) are and were free from material defects in construction and design and (ii) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects, in each case other than as a result of software “bugs” that are remediable in the ordinary course without material cost to the Company.

2.26  Foreign Corrupt Practices Act.  Neither the Company, nor to the knowledge of the Company, any agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to any government official or employee or to any political party or campaign from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.27  Financial Projections.  Any and all financial projections discussed in presentations to investors, bankers and Parent, if any, made by the Company with respect to the Company’s business were prepared for internal use only. The Company makes no representation or warranty of any kind whatsoever regarding the accuracy of any such projections or as to whether any such projections will be achieved, except that the Company represents and warrants that any such projections were prepared in good faith and were based on assumptions believed by it to be reasonable at the time.

2.28 Approvals.

(a)           No Approvals of Governmental or Regulatory Authorities relating to the business conducted by the Company are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

(b)           Except as set forth in Schedule 2.28(b), no non-Governmental or Regulatory Authority Approvals are required to be given to or obtained by the Company from any third parties in connection with the consummation of the transactions contemplated by this Agreement.

(c)           The Company has obtained all Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company in the manner as it is currently being conducted and since the date of incorporation of the Company, there has been no written notice received by the Company of any violation or non-compliance with any such Approvals.  All Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company as it is currently being conducted are set forth in Schedule 2.28(c).

2.29  Leases in Effect.  The Company has real property leases or subleases as set forth in Schedule 2.29.

2.30  Disclosure.  No representation or warranty contained in this Agreement or any related Schedule or in any certificate, list or other writing furnished to Parent pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company and the Company Shareholders, subject to such exceptions as disclosed with respect to specific sections of this Article 3, as follows:

3.1  Organization, Standing and Power.  Parent and Merger Sub are each Corporations duly organized, validly existing and in good standing under the laws of Nevada. Parent and Merger Sub each have the corporate power to own their properties and to carry on their business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of Parent or Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

3.2  Capital Structure of Parent and Merger Sub.  The authorized capital stock of Parent consists of 800,000,000 shares of Parent Common Stock and 20,000,000 shares of Parent Preferred Stock, all $0.001 par value per share.  10,000,000 shares of Parent Preferred Stock are designated Series A Preferred Stock.  All outstanding shares of Parent Common Stock have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.  The Shares of Parent Common Stock to be issued pursuant to the transactions contemplated herein will be duly authorized, validly issued, fully paid, and non-assessable.  The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.001 par value per share, of which 1,000 shares are issued and outstanding and all owned by Parent.  All issued and outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued and are fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

3.3  Authority.  Parent and Merger Sub each has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company and Certain Company Shareholders, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Merger Sub has been recently formed for the purpose of effecting the Merger and has not conducted any business except in connection with preparation for the Merger.  Parent owns all of the issued and outstanding capital stock of Merger Sub.  The execution, delivery and performance of each of this Agreement and any agreements contemplated hereby to which it is a party have been duly authorized by all necessary action on the part of each of Parent and Merger Sub, their respective boards of directors, and the sole stockholder of Merger Sub. No vote of Parent’s stockholders is needed to approve the Merger.

3.4  Financial Statements of Parent.

(a)           All financial statements of Parent provided to the Company and to the Company Shareholders (including, in each case, any notes thereto) were prepared on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each present fairly, in all material respects, the financial position of Parent as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

(b)           Except as and to the extent set forth or reserved against on the consolidated balance sheet of Parent, none of Parent or any subsidiary of Parent has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto, except for Liabilities or obligations incurred in the ordinary course of business consistent with past practice since January 1, 2007.

3.5  No Conflicts.  The consummation by the Parent and Merger Sub of the transactions contemplated hereby do not and will not:

(a)           conflict with or result in a violation or breach of any terms, conditions or provisions of the Articles of Incorporation or Bylaws, as amended, or equivalent documents of the Parent and Merger Sub;

(b)           conflict with or result in a violation or breach of any Law or Order applicable to the Parent and Merger Sub or by which any of their Assets and Properties are bound or affected; or

(c)           (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Parent and Merger Sub to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of (except for filings with the Nevada Secretary of State and the Securities and Exchange Commission, as necessitated by this transaction), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Parent and Merger Sub or any of its Assets and Properties under or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Parent and Merger Sub are a party or by which the Parent and Merger Sub or their Assets and Properties is bound or affected.

3.6  Financial Statements.  The Parent’s financial statements have been filed with the U.S. Securities and Exchange Commission and have been delivered to the Company and are correct and complete in all material respects.  The Parent’s financial statements present fairly and accurately the financial condition and operating results of Parent as of the dates and during the periods indicated therein.  Since the date of the last financial statements of Parent, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of Parent.

3.7  Books and Records; Organizational Documents.  The minute books, including the share registers, and other similar records of the Parent and Merger Sub have been provided or made available to Company or its counsel prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such minute books contain a true and complete record of all material actions taken at all meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of the Board of Directors of the Merger Sub through the date hereof.  Parent and Merger Sub have delivered a true, correct and complete copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of the Merger Sub as amended to date, to Company.  The Parent and Merger Sub are not in violation of any provisions of their articles or equivalent documents.

3.8  Absence of Changes.  Since Parent and Merger Sub provided all financial statement to the Company, there has not been any material adverse change in the business or condition of the Parent or Merger Sub or any occurrence or event, which, individually or in the aggregate could be reasonably expected to have any material adverse change on the business or condition of the Parent or Merger Sub. In addition, without limiting the foregoing, except as expressly contemplated hereby, there has not occurred since such date:

(a)           the entering into of any Contract, commitment or transaction or the incurrence of any Liabilities directly related to the Agreement, outside of the ordinary course of business consistent with past practice;

(b)           the entering into of any Contract in connection with any transaction involving a Business Combination directly related to the Agreement, other than those related to this contemplated Merger;

(c)           the alteration, or entering into of any Contract or other commitment to alter, their interests in any corporation, association, joint venture, partnership or business entity directly related to the Agreement, in which the Parent or Merger Sub directly or indirectly holds any interest on the date hereof;

(d)           the entering into of any strategic alliance, joint development or joint marketing Contract directly related to the Agreement, other than joint marketing or development efforts in the ordinary course of business consistent with past practice;

(e)           any amendment or other modification (or agreement to do so), except in the ordinary course of business consistent with past practice, or violation of the terms of, any of the Contracts set forth or described herein;

(f)            the entering into of any transaction with any officer, director, shareholder, Affiliate or Associate of the Parent or Merger Sub, other than pursuant to any Contract disclosed to Company in connection with this Agreement (such as loans/advances from related parties to the Parent for payment of various filing, administrative and professional fees);

(g)           the entering into or amendment of any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Parent or Merger Sub other than as contemplated by the Contracts or Licenses of the Parent or Merger Sub disclosed in connection herewith or otherwise in the ordinary course of business consistent with past practice;

(h)           the commencement of any Action or Proceeding (other than any investigation of which the Parent and Merger Sub are not aware);

(i)            any amendments to the Parent or Merger Sub’s Articles of Incorporation or By-Laws, directly related to this Agreement (except as filed with the Nevada Secretary of State);

(j)            any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties of the Parent or Merger Sub directly related to this Agreement, other than dispositions of inventory, or licenses of products to Persons in the ordinary course of business of the Parent and Merger Sub consistent with past practice;

(k)           any purchase or lease of any Assets and Properties of any Person or the making of any capital expenditures, lease commitments or other capital commitments by the Parent or Merger Sub, directly related to this Agreement, other than acquisitions of inventory, leasing of office space, or licenses of products, in the ordinary course of business of the Parent and Merger Sub, consistent with past practice;

(l)            the making of any capital expenditures or commitments by the Parent or Merger Sub for additions to property, plant or equipment of the Parent or Merger Sub, directly related to this Agreement, constituting capital assets individually or in the aggregate in an amount exceeding twenty-five thousand dollars ($25,000);

(m)          the write-off or write-down or making of any determination to write off or write-down, or revalue, any- of the Assets and Properties of the Parent or Merger Sub, or change in any reserves or liabilities associated therewith, directly related to this Agreement;

(n)           the payment, discharge or satisfaction of any claim or Liability, other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Parent or Merger Sub’s financial statements or incurred in the ordinary course of business, directly related to this Agreement;

(o)           the failure to pay or otherwise satisfy material Liabilities of the Parent or Merger Sub or any of their Subsidiaries when due;

(p)           the incurrence of any Indebtedness or guarantee of any such Indebtedness of the Parent or Merger Sub or guarantee of any debt securities of others, directly related to this Agreement, except as otherwise incurred in the ordinary course of business;

(q)           the making or changing of any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, the entering into of any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise;

(r)            The making of any change in the accounting policies, principles, methods, practices or procedures of the Parent or Merger Sub (including without limitation for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

(s)           other than in the ordinary course of business, the making of any representation or proposal to, or engagement in substantive discussions with, any of the holders (or their representatives) of any Indebtedness, directly related to this Agreement or to or with any party which has issued a letter of credit which benefits the Parent or Merger Sub;

(t)            the commencement or termination of, or change in, any line of business, directly related to this Agreement;

(u)           the cancellation, amendment or failure to renew any insurance policy directly related to this Agreement other than in the ordinary course of business consistent with past practice, or failure to use commercially reasonable efforts to give all notices and present all claims under all such policies in a timely fashion;

(v)           any amendment, failure to renew, or failure to use commercially reasonable efforts to maintain, its existing Approvals or failure to observe any Law or Order applicable to the conduct of the business of the Parent or Merger Sub or the Assets and Properties of the Parent or Merger Sub, directly related to this Agreement;

(w)          any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Parent or Merger Sub individually or in the aggregate in an amount exceeding fifteen thousand dollars ($15,000) directly related to this Agreement;

(x)            any entering into any agreement to do any of the foregoing.

3.9  No Undisclosed Liabilities.  The Parent and Merger Sub have no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in their balance sheets, (ii) those set forth in this Agreement.

3.10  Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon the Parent or Merger Sub, or any of their assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of the Parent or Merger Sub, respectively, any acquisition of property by the Parent or Merger Sub or the conduct of business by the Parent or Merger Sub as currently conducted or as proposed to be conducted by the Parent or Merger Sub, directly related to this Agreement.

3.11  Taxes.

(a)           The Parent and Merger Sub has, if required by statutes, properly filed and paid any taxes due in connection herewith.  The Parent and Merger Sub do not expect to file and pay taxes due, if any, on their operations for the tax year 2006, by the due date, or the extension thereof.  The Parent and Merger Sub have prepared and maintained adequate records so as to facilitate the prompt filing of Tax Returns when they become due, if required to be filed.

(b)           The Parent and Merger Sub have not incurred any material liability for Taxes other than as reflected on their financials.

(c)           The Parent and Merger Sub do not have knowledge of any actions by any Taxing Authority in connection with assessing additional Taxes against and in respect of the Parent and Merger Sub for any past period.  There is no dispute or claim concerning any Tax liability of the Parent and Merger Sub (i) threatened, claimed or raised by any Taxing Authority and (ii) of which the Parent and Merger Sub are aware. There are no Liens for Taxes upon the Assets and Properties of the Parent and Merger Sub other than liens for Taxes not yet due.

(d)           There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Parent or Merger Sub with respect to any Tax assessment or deficiency affecting the Parent or Merger Sub.

(e)           The Parent and Merger Sub has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

(f)            The Parent and Merger Sub have no liability for the Taxes of any Person other than the Parent and Merger Sub, respectively or (i) as a transferee or successor, or (ii) by Contract or (iii) otherwise.

(g)           The Parent and Merger Sub (i) have not agreed to make and are not required to make any adjustment under Section 481 or 263A of the Code or any comparable provision under state laws by reason of a change in accounting method or as a result of transactions or events prior to the date hereof and (ii) are not “consenting corporations” within the meaning of Section 341(f)(1) of the Code.

(h)           The Parent and Merger Sub are not a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

(i)            The Parent and Merger Sub are not involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Income Tax purposes.

(j)            The Parent and Merger Sub have not:

(i)            acquired or had the use of any property from a person with whom it was not dealing at arm’s length other than at fair market value; or

(ii)           disposed of anything to a person with whom it was not dealing at arm’s length for proceeds less than the market value thereof.

(k)           The Parent and Merger Sub are not nor have they ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(l)            The Parent and Merger Sub are not personal holding companies.

(m)          The Parent and Merger Sub are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or Order of a foreign government and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sharing agreement or Order.

3.12  Legal Proceedings.  Except as set forth otherwise herein:

(a)           there are no Actions or Proceedings brought or, to the knowledge of the Parent or Merger Sub, pending or threatened against the Parent or Merger Sub or its Assets and Properties;

(b)           there are no facts or circumstances known to the Parent or Merger Sub that could reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting the Parent and Merger Sub; and

(c)           the Parent and Merger Sub have not received notice, and do not otherwise have knowledge of any Orders outstanding against the Parent and Merger Sub, respectively.

3.13  Compliance With Laws and Orders.  The Parent and Merger Sub have not violated, and is not currently in violation or default under, any Law or Order applicable to the Parent and Merger Sub or any of its Assets and Properties.

3.14  Benefit Plans.  Neither the Parent nor the Merger Sub has any Benefit Plans.

3.15  Title to Property.  Neither the Parent nor the Merger Sub has title to any real property.

3.16  Intellectual Property.  The Parent and the Merger Sub do not own, license or otherwise possesses legally enforceable rights to use, any Intellectual Property.

3.17  Contracts.

(a)           Schedule 3.17 contains a true and complete list of each of the Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all continuing waivers of any material terms thereof, have been made available to Parent prior to the execution of this Agreement) of Parent and Merger Sub not terminable by Parent or Merger Sub upon 30 days (or less) notice without penalty or obligation to make payments based on such termination.

(b)           Each Contract required to be disclosed pursuant to this Agreement, unless otherwise stated herein, is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and, to the best knowledge of the Parent or Merger Sub, no party to such Contract is, nor has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

(c)           The Parent and Merger Sub is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits the ability of the Parent and Merger Sub to compete with any Person in any line of business or in any area or territory.

3.18  Insurance.  Neither the Parent nor the Merger Sub has any current insurance policies.

3.19  Affiliate Transactions.  There are no Contracts or Liabilities, directly related to this Agreement, between the Parent or Merger Sub, on the one hand, and (1) any current or former officer, director, shareholder, or to the knowledge of the Parent or Merger Sub, any Affiliate or Associate of the Parent or Merger Sub or (2) any Person who, to the knowledge of the Parent or Merger Sub, is an Associate of any such officer, director, shareholder or Affiliate, on the other hand, except for the accounts payable due related parties as disclosed in the Parent’s financials filed with the Securities and Exchange Commission, (ii) the Parent and Merger Sub do not provide or cause to be provided any assets, services or facilities to any such current or former officer, director, shareholder, Affiliate or Associate, (iii) no current or former officer, director, shareholder, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Parent and Merger Sub and (iv) the Parent and Merger Sub do not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, shareholder, Affiliate or Associate.

3.20  Employees; Labor Relations.  Parent and Merger Sub have no employees.

3.21  Environmental Matters.  The Parent and Merger Sub do not now own any physical premises, directly related to this Agreement.

3.22  Substantial Customers and Suppliers. To the best knowledge of Parent and Merger Sub, neither Parent nor Merger Sub has any customers or suppliers.

3.23  Accounts Receivable.  Neither the Parent nor Merger Sub have any accounts receivables.

3.24  Inventory.  The Parent and Merger Sub do not maintain any inventory.

3.25  Other Negotiations; Brokers; Third Party Expenses.  Neither the Parent nor Merger Sub, to the knowledge of the Parent and Merger Sub, or any of their Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Parent and Merger Sub or any such Affiliate) (i) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (ii) has entered into any Contract or had any discussions with any Person regarding any transaction involving the Parent and Merger Sub which could result or the Parent and Merger Sub’s being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby.  Without limiting the foregoing, except as set forth in Schedule 3.25, no finder, broker, agent, financial advisor, or other intermediary has acted on behalf of Parent or

Merger Sub in connection with the Merger or the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.26  Warranty Obligations.  Neither the Parent nor Merger Sub are subject to any warranty obligations.

3.27  Foreign Corrupt Practices Act.  Neither the Parent nor Merger Sub, nor to the knowledge of the Parent and Merger Sub, any agent, employee or other Person associated with or acting on behalf of the Parent and Merger Sub has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to any government official or employee or to any political party or campaign from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.28  Financial Projections.  Any and all financial projections made by the Parent and Merger Sub with respect to the Parent and Merger Sub’s businesses were prepared for internal use only. The Parent and Merger Sub make no representation or warranty of any kind whatsoever regarding the accuracy of any such projections or as to whether any such projections will be achieved, except that the Parent and Merger Sub represent and warrant that any such projections were prepared in good faith and were based on assumptions believed by it to be reasonable at the time.

3.29 Approvals.

(a)           No Approvals of Governmental or Regulatory Authorities relating to the business conducted by the Parent and Merger Sub are required to be given to or obtained by the Parent and Merger Sub from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement, except for approval of filings with the Nevada Secretary of State and NASD.

(b)           No non-Governmental or Regulatory Authority Approvals are required to be given to or obtained by the Parent and Merger Sub from any third parties in connection with the consummation of the transactions contemplated by this Agreement.

(c)           The Parent and Merger Sub have obtained all Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Parent and Merger Sub in the manner as it is currently being conducted and since the date of incorporation of the Parent and Merger Sub, there has been no written notice received by the Parent and Merger Sub of any violation or non-compliance with any such Approvals.

3.30  Leases in Effect.  The Parent and Merger Sub have no real property leases or subleases.

3.31  Disclosure.  No representation or warranty contained in this Agreement or any related document, list or other writing furnished to Company pursuant to any provision of this Agreement (including the Parent and Merger Sub’s financials and the notes thereto) contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4
CONDUCT PRIOR TO THE CLOSING

4.1  Conduct of Business of the Company.  All parties mutually agree that during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Company, Parent and Merger Sub each shall (unless otherwise required by this Agreement or Parent has given its prior written consent to Parent or Merger Sub or Parent has given its prior written consent to the Company, as the case may be) to carry on its business in the ordinary course consistent with past practice, to pay its Liabilities and Taxes consistent with its past practices, to pay or perform other obligations when due consistent with its past practices, subject to any good faith disputes over such Liabilities, Taxes and other obligations and, to the extent consistent with such business, to use reasonable efforts and institute all policies to preserve intact its present business organization, keep available the services of its present officers and key employees, preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it and to cause its Subsidiaries to do the same, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Closing. Except as expressly contemplated by this Agreement or disclosed in Schedules, the Company will not, without the prior written consent of Parent, take, or agree in writing or otherwise to take:

(a)           any of the actions described in Section 2.7 or Section 3.8, as applicable;

(b)           any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its agreements and covenants hereunder;

 (c)          issue additional shares of its capital stock or grant any warrants, options or other rights to acquire shares of capital stock of the Company;

(d)           notwithstanding the action permitted by this Section 4.1 relating to actions described in Section 2.7(o), the Company will not make any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets individually in an amount exceeding twenty-five thousand dollars ($25,000) unless Parent agrees otherwise.

4.2  No Solicitation.  Until the earlier of the Closing and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, neither Company nor Parent or Merger Sub, nor any Certain Company Shareholders, officers, directors, agents, investment bankers or other representatives of any of them (collectively, the “Representatives”) will, directly or indirectly, (i) solicit, engage in discussions or negotiate with any person (regardless of who initiates such discussions or negotiations are initiated by Company), or take any other action intended or designed to facilitate the efforts of any person, other than the parties hereto, relating to the possible acquisition of the Company, Parent or Merger Sub (whether by way of purchase of capital stock, purchase of assets or otherwise) or any significant portion of its capital stock or assets by any person other than the parties hereto (an “Alternative Acquisition”), (ii) provide information with respect to the Company, Parent or Merger Sub to any person relating to a possible Alternative Acquisition by any person, (iii) enter into an agreement with any person providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any person. The Company, Parent, or Merger Sub, as the case may be, shall cause the Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any person heretofore conducted with respect to any possible Alternative Acquisition.  Notwithstanding anything to the contrary contained in this Agreement, the Company and any of the Company’s Representatives (y) may participate in discussions or negotiations with, review information from, and, subject to compliance with the last sentence of this subsection (a), furnish non-public information to any third party that has made an unsolicited proposal for an Alternative Acquisition (a “Potential Acquirer”) and/or (z) may approve or accept an unsolicited Alternative Acquisition (and therefore terminate this Agreement) and may make or authorize any statement, recommendation or solicitation in support of an unsolicited Alternative Acquisition, in each case only if the board of directors of the Company (the “Board”) determines in good faith (A) that, in the case of sub clause (y), such Alternative Acquisition proposal is or is reasonably likely to be or become, or in the case of sub clause (z), after receiving written advice from its financial advisor, such Alternative Acquisition proposal is, more favorable to the Company than the Merger and (B) following consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, review such information, or furnish such information regarding, or approve or accept, an Alternative Acquisition would violate the Board’s fiduciary duties under applicable law.  In such event, Company will within 48 hours advise Parent in writing of any bona fide discussions regarding a possible Alternative Acquisition, the material terms and conditions of any such Alternative Acquisition and the identity of the other party thereto. Company will (i) keep Parent informed of the status and terms of any such Alternative Acquisition proposal and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Company from any person that describes any of the terms or conditions of a proposed Alternative Acquisition. Company may not furnish any of its nonpublic information of Company to a potential acquirer unless (i) it has previously furnished or provided access to, or promptly thereafter furnishes or provides access to, such information to Parent and (ii) it is furnished pursuant to a confidentiality agreement that is no less restrictive on the potential acquirer than this Agreement is on Parent.

Each of the Company, Certain Company Shareholders, Parent and Merger Sub acknowledge that this Section 4.2 is a significant inducement for the Company, Certain Company Shareholders, Parent and Merger Sub to enter into this Agreement and the absence of such provision would have resulted in either (i) a material change in the consideration to be paid hereunder or (ii) a failure to induce the parties hereto to enter into this Agreement.

ARTICLE 5
ADDITIONAL AGREEMENTS

5.1  Access to Information.  Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, upon reasonable notice the Company will (i) give Parent and its respective officers, employees, accountants, counsel, financing sources and other agents and representatives full access to all buildings, offices, and other facilities of the Company and to the extent permitted by law to all Books and Records of the Company, regardless of where      located; (ii) permit Parent to make such inspections as it may require; (iii) cause its officers to furnish Parent such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as Parent from time to time may request to verify the representations and warranties provided herein and for integration planning purposes, including without limitation financial statements and schedules; (iv) allow Parent the opportunity to interview non-clerical employees and other personnel and Affiliates of the Company with the Company’s prior written consent, which consent will not be unreasonably withheld or delayed; and (v) assist and cooperate with Parent in the development of integration plans for implementation by Parent and the Company following the Closing; provided, however, that no investigation pursuant to this Section 5.1 will affect or be deemed to modify any representation or warranty made by the Company herein.

5.2  Confidentiality.  Parent, Merger Sub and Company acknowledge and agree that the terms and conditions described in this Agreement, including its existence, as well as information and data furnished to them or their representatives from the first introduction of the parties and throughout the negotiation and drafting of this Agreement is confidential and will not be disclosed to any third party, or used for any purpose not specifically contemplated herein, without prior written consent of the other party, unless otherwise required by law.

5.3  Expenses.  Whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the transactions contemplated hereby, including this Agreement, and the transactions contemplated hereby will be the obligation of the respective party incurring such fees and expenses. Notwithstanding the foregoing, the Parent will pay all reasonable closing costs as outlined per Schedule 2.24, Company Shareholders will be jointly and severally responsible for the payment of any fees and expenses they incur for advice given to them by there own advisors.

5.4  Public Disclosure.  The parties agree that prior to making any public announcement with respect to this Agreement or any other matter relating to the transactions contemplated hereby, each will consult with the other and will use reasonable efforts either to agree upon the text of a proposed joint announcement or to obtain the other’s approval of the text of an announcement to be made solely on behalf of such party, provided that any party may make such disclosures or statements as it reasonably believes, after consulting with counsel, may be required by law, regulation or rule of any governmental authority or any stock exchange, though the disclosing party will provide advance notice to the other party of such required disclosure as far in advance as is reasonably practicable.

5.5  Approvals.  The Company will use commercially reasonable efforts to obtain the Approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements as may be required in connection with the transactions contemplated hereby as to preserve all rights of and benefits to the Company thereunder and Parent will provide the Company with such assistance and information as is reasonably required to obtain such Approvals.

5.6  Notification of Certain Matters.  The Company will give prompt notice to Parent and Merger Sub, and Parent and Merger Sub will give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, Certain Company Shareholders, or the Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Company, Certain Company Shareholders, or Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 will not limit or otherwise affect any remedies available to the party receiving such notice.

5.7  Additional Documents and Further Assurances.  Each party hereto, at the request of the other party hereto, will execute and deliver such other instruments and do and perform such other acts and things (including, but not limited to, all action reasonably necessary to seek and obtain any and all consents and approvals of any Government or Regulatory Authority or Person; provided, however, that Parent will not be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party will be obligated to make a payment of money as a condition to obtaining any such condition or approval) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.8  Company’s Accountants.  The Company will use commercially reasonable efforts to cause its management and its accountants to facilitate on a timely basis (i) the preparation of financial statements, (ii) the review of any Company audit or review work papers for up to the past two (2) complete fiscal years including the examination of selected interim financial statements and data and (iii) the delivery of such representations from the Company’s independent accountants as may be reasonably requested by Parent or its accountants.

5.9  Conveyance Taxes.  Parent, Merger Sub, and the Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, use, transfer, value added, and stock transfer, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing.

5.10  Commercially Reasonable Efforts.  Each party hereto will use its commercially reasonable efforts to perform and fulfill all obligations to be performed and fulfilled under this Agreement, and to cause all conditions precedent to the consummation of the transactions to be timely satisfied, to the end that the transactions contemplated by this Agreement will be consummated substantially in accordance with its terms.

5.11  Breach of Representations, Warranties, Agreements and Covenants. Each party hereto will not take, or fail to take, any action which from the date hereof through the Closing would cause or constitute a material breach of any of its representations, warranties, agreements and covenants set forth in this Agreement. In the event of, and promptly after becoming aware of, the actual, pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, such offending party will give detailed notice thereof to the other parties hereto and will use its commercially reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

5.12  Agreement to Defend and Indemnify.

(a)           Parent will cause all rights to indemnification by the Company in favor of each present and former officer, director, employee, agent or representative of the Company (hereinafter referred to as the “Company Indemnified Parties”) as provided in the Company’s Articles of Incorporation or By-Laws (or both) or similar constitutive documents or pursuant to other instruments or agreements, including insurances, in effect on the date hereof, to Survive the Closing and to continue in full force and effect following the Closing Date until the expiration of the applicable statute of limitations, whichever is shorter.

(b)           Subject to the terms set forth herein, Parent will, as an absolute and unconditional guarantor of performance and payment, and will cause the Company to, indemnify and hold harmless, to the fullest extent permitted under applicable law (and will also advance expenses as incurred by a Company Indemnified Party to the fullest extent permitted under applicable law), each Company Indemnified Party against any costs or expenses (including reasonable legal fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action, alleged action, omission or alleged omission by such Company Indemnified Party on or prior to the Closing Date (including any claims, action, suits, proceedings and investigations which arise out of or relate to the transactions contemplated by this Agreement) until the expiration of the applicable statute of limitations; provided that, in the event any claim, action, suit, proceeding or investigation is asserted or made or otherwise becomes known to Parent or the Company or is commenced prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of any such claim, action, suit, proceeding or investigation will continue until the final disposition thereof.

(c)           The covenants contained in this Section 5.12 will survive the Closing Date until fully discharged and are intended to benefit the Company Shareholders and each of the Company Indemnified Parties.

ARTICLE 6
CONDITIONS TO THE ACQUISITION

6.1  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           Governmental and Regulatory Approvals.  Approvals from any Governmental, such as the Nevada Secretary of State, or Regulatory Authority, such as the NASD, deemed appropriate or necessary by any party to this Agreement, shall have been timely obtained.

(b)           No Injunctions or Regulatory Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; nor shall there be any action taken, or any Law or

Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby or the other transactions contemplated by the terms of the Agreement that would prohibit the consummation of the transactions contemplated hereby or which would permit consummation of the transactions contemplated hereby only if certain divestitures were made or if Parent and Merger Sub were to agree to limitations on its business activities or operations.

(c)           Board Approval.  Each party will provide to the other party certified copies of Board minutes or consents, or certified extracts thereof, indicating Board approval has been granted for the satisfaction of all obligations hereunder and the consummation of the transaction.

6.2  Additional Conditions to Obligations of the Company and the Certain Company Shareholders.  The obligations of the Company and Certain Company Shareholders to effect the transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and Certain Company Shareholders:

(a)           Representations and Warranties.  Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct on and as of such earlier date.

(b)           Performance.  Parent and Merger Sub shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed by or with Parent and Merger Sub at or before the Closing Date.

(c)           Officers’ Certificates.  Each of Parent and Merger Sub will have delivered to the Company a certificate, dated the Closing Date and executed by its President and/or its Chief Executive Officer, substantially in the form set forth in Exhibit A hereto, and a certificate, dated the Closing Date and executed by the Secretary and/or the Assistant Secretary of each of Parent and Merger Sub substantially in the form set forth in Exhibit B hereto.

(d)           Non-Competition and Employment Agreements.  Parent and/or the Company shall have executed and delivered to each person of the Senior Management Team (as defined in Schedule 1.5A) an employment and non-competition agreement (a “Non Competition and Employment Agreement”).

(e)           Legal Proceedings.  No Governmental or Regulatory Authority will have notified any party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority will have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

(f)            Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions will be in form and substance reasonably satisfactory to the Company and its counsel, and the Company will have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

6.3  Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)           Representations and Warranties.  Each of the representations and warranties made by the Company and Certain Company Shareholders in this Agreement shall be true and correct when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date; provided, however, that any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct on and as of such earlier date.

(b)           Performance.  The Company and Certain Company Shareholders shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date.

(c)           Officers’ Certificates.  The Company shall have delivered to Parent and Merger Sub a certificate, dated the Closing Date and executed by the President and/or the Chief Executive Officer of the Company, substantially in the form set forth in Exhibit C hereto, and a certificate, dated the Closing Date and executed by the Secretary and/or the Assistant Secretary of the Company, substantially in the form set forth in Exhibit D hereto.

(d)           Third Party Consents.  Parent and Merger Sub will have been furnished with evidence satisfactory to them that the Company has obtained the consents, approvals and waivers, if any, listed in the relevant Schedule.

(e)           Non-Competition and Employment Agreements.  Each of the Senior Management Team (as defined in Schedule 1.5A) shall have executed and delivered to Parent, Company, and/or Merger Sub a Non-Competition and Employment Agreement.

(f)            No Material Adverse Change.  There will have occurred no material adverse change in the Business or Condition of the Company since the date hereof.

(g)           Legal Proceedings.  No Governmental or Regulatory Authority will have notified any party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority will have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

(h)           Employees.  The employees as listed in Schedule6.3(h) will be employed by the Company at the Closing (and will have not given any notice or other indication that they will not continue to be willing to be employed by the Company as a wholly-owned subsidiary of Parent following the transactions contemplated hereby).  Each employee of the Company to be employed by Company as a wholly-owned subsidiary of Parent following the Closing shall have executed Parent’s standard form Proprietary Rights and Inventions Assignment Agreement, substantially in the form set forth in Exhibit F hereto.

(i)            Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions will be in form and substance reasonably satisfactory to Parent and Merger Sub and their counsel, and Parent and Merger Sub will have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(j)            Equity Equivalents.  There will be no unexpired and unexercised Equity Equivalents of the Company outstanding as of the Closing.

ARTICLE 7

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

COVENANTS AND AGREEMENTS; INDEMNIFICATION

7.1  Survival of Representations,     Warranties, Covenants and Agreements.  Notwithstanding any right of Parent or Merger Sub, the Company, or the Certain Company Shareholders (whether or not exercised) to investigate the affairs of Parent and Merger Sub, the Company, or the Certain Company Shareholders (whether pursuant to Section 5.2 or otherwise) or a waiver by Parent or Merger Sub or the Company or Certain Company Shareholders of any condition to Closing set forth in Article 6, each party will have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any instrument delivered pursuant to this Agreement with respect to matters within the knowledge of the other parties.  The representations and warranties set forth in Articles 2 and 3 will survive until the first anniversary of the Closing Date other than the representations and warranties in (i) Sections 2.3, 2.15, 2.16, 2.21, 3.16, 3.17, 3.22 and (ii) the representations and warranties contained in Sections 2.11 will survive until the expiration of the statute of limitations applicable to claims with respect to the matters covered thereby. The liability of each party hereunder will not be limited under circumstances involving direct personal participation in fraud or willful misconduct by such party.

7.2  Indemnification.  Certain Company Shareholders will jointly and severally indemnify and hold harmless Parent, Merger Sub and its officers, directors, agents and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act (hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all Losses arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Company or any Certain Company Shareholder in this Agreement, or any certificate, instrument or document delivered by the Company or any Certain Company Shareholder pursuant to this Agreement, such indemnification obligation to exist regardless of whether any Certain Company Shareholder providing indemnification under this Section 7.2 has knowledge of the misrepresentation, breach or default that resulted in Losses giving rise to such indemnification obligation; provided, however, that no Certain Company Shareholder will be liable for indemnification under this Section 7.2 for fraud or misrepresentation committed by any other Certain Company Shareholder in making representations or warranties.

7.3  Third-Party Claims.  In the event Parent becomes aware of a third-party claim based on any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Company or any Certain Company Shareholder in this Agreement, which Parent believes may result in a claim against Parent (a “Third Party Claim”), Parent will promptly notify the Certain Company Shareholders of such claim. By written notice to Parent within twenty (20) days after delivery of notice of such a claim, the Certain Company Shareholders’ representative (on behalf of the Certain Company Shareholders) will be entitled, at the Certain Company Shareholders’ expense, to participate in any defense of such claim by Parent, which will direct the defense and settlement of such claims.  Notwithstanding the foregoing, however, Parent may consent to a settlement or compromise of, or the entry of any judgment arising from, the Third-Party Claim without the prior written consent of the Certain Company Shareholders if, and only if, the proposed settlement, compromise, or judgment:  (a) does not contain an admission of guilt or wrongdoing on the part of the Certain Company Shareholders; and (b) does not provide for any remedy or sanction against the Certain Company Shareholders other than the payment of money which the Certain Company Shareholders agree and are able to pay.  In the event that the Certain Company Shareholders have consented to any such settlement amount, the Certain Company Shareholders will have no power or authority to object under any provision of this Article 7 to any claim by Parent or Merger Sub for indemnity with respect to such settlement amount.

7.4  Recovery of Losses.

(a)           Parent will recover any claim for indemnity under Sections 7.2 or 7.3 relating to breaches of representations or warranties directly from any breaching Certain Company Shareholder, who will be individually liable for such amounts.

(b)           Parent will recover all claims for indemnity under Sections 7.2 or 7.3, directly from the Certain Company Shareholders, who will be jointly and severally liable for such amounts, subject to the limitations in Section 7.6 below.

(c)           No claim for indemnity under Sections 7.2 or 7.3 relating to breaches of representations or warranties will be recoverable unless the aggregate amount owing exceeds ten thousand dollars ($10,000) per occurrences, in which case the entire amount owing will be recoverable up to a maximum overall cumulative limit of one hundred thousand dollars ($100,000) for all claims.

7.5  Contribution.  To the extent that a Certain Company Shareholder, pursuant to the provisions of Section 7.4 (b), is required to pay more than his or its pro rata interest in the total number of Parent’s Shares issued to all Company Shareholders pursuant to the Merger, such Certain Company Shareholder will be entitled to seek and obtain proportional contribution from the other Company Shareholders.

7.6  Limitations on Claims.  Notwithstanding anything herein to the contrary, the obligations of each Certain Company Shareholder arising under this Section 7 will be limited to valid written claims received by Certain Company Shareholders within 12 months of the Effective Time, and will be deemed fully satisfied by surrender of Parent’s Shares received by such Certain Company Shareholder in connection with the Merger, valued at their then current fair market value. In no event will the total aggregate indemnification obligation for all claims cumulatively arising under this Section 7 exceed the surrender of more than 2% of the number of Parent Shares received by such Certain Company Shareholder in connection with the Merger, regardless of their then current fair market value.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1  Termination.  Except as provided in Section 8.2 below, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)           by mutual agreement of the Company, a majority of the Certain Company Shareholders and Parent and Merger Sub;

(b)           by Parent and Merger Sub or the Company (or with respect to the obligations of any particular Certain Company Shareholder, such Certain Company Shareholder) if (i) the Closing has not occurred before 10:00 am (Eastern Standard Time) on the date which is sixty (60) days after the date of this Agreement or on such later date as the parties hereto may mutually agree (provided, however, that the right to terminate this Agreement under this sub clause 8.1(b)(i) will not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date); (ii) there will be a final nonappealable order of United States federal or state court in effect preventing consummation of the transactions contemplated hereby; or (iii) there will be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental or Regulatory Authority that would make consummation of the transactions contemplated hereby illegal;

(c)           by Parent and Merger Sub if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby, by any Governmental or Regulatory Authority, which would:  (i) mutually prohibit Parent and Merger Sub’s ownership or operation of all or any portion of the business of the Company or (ii) mutually compel Parent and Merger Sub to dispose of or hold separate all or a substantial portion of the Assets and Properties of the Company as a result of the transactions contemplated hereby;

(d)           by Parent and Merger Sub if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or Certain Company Shareholders and (i) the Company or Certain Company Shareholders, as the case may be, have not cured such breach within fifteen (15) days following receipt by the Company or Certain Company Shareholders, as the case may be, of written notice of such breach or is not using its reasonable efforts to cure such breach after written notice of such breach to the Company or Certain Company Shareholders, as the case may be, (provided, however, that, no cure period will be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach the conditions set forth in Section 6.3(d) or 6.3(e), as the case may be, would not then be satisfied;

(e)           by the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and (i) Parent or Merger Sub have not cured such breach within thirty (30) days following receipt by the Company of written notice of such breach or is not using its reasonable efforts to cure such breach after written notice of such breach to Parent or Merger Sub (provided, however, that no cure period will be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied;

(f)            by Parent and Merger Sub, if, at or prior to 11:59 P.M. (New York time) on the date which is 30 days after the date of this Agreement, the Board of Directors of each of Parent and Merger Sub has not approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; or

(g)           by Certain Company Shareholders, if, at or prior to 11:59 P.M. (New York time) on the date that is 30 days after the date of this Agreement, the Board of Directors of Company has not approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

8.2  Effect of Termination.  In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of Parent, Merger Sub, Certain Company Shareholders, or the Company, or their respective officers, directors or shareholders or Affiliates or Associates; provided, however, that each party will remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.2, 5.3, 5.4, 8.2, 9.6, 9.9, 9.10 and 9.11 of this Agreement will remain in full force and effect and survive any termination of this Agreement.

8.3  Amendment.  This Agreement may be amended by the parties hereto at any time before the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto and after the Closing by execution of an instrument in writing signed on behalf of Parent, the Merger Sub (if still in existence) and each of Certain Company Shareholders.

8.4  Extension; Waiver.  At any time prior to the Closing, Parent, Merger Sub, Certain Company Shareholders and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1  Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed by prepaid first class registered or certified mail, return receipt requested, or sent by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Parent or Merger Sub to:
Shea Development Corp.
730 West Randolph, Suite 600
Chicago, IL 60661
Attn: Bartly J. Loethen

with a copy to:
Frank Mooney/Robert T. Lincoln
Dunnington, Bartholow & Miller LLP
477 Madison Avenue, 12th Floor
New York, NY 10022
Telephone: 212-682-8811
Facsimile: 212-661-7769

If to the Company or Certain Company Shareholders to:
Tom E. Wheeler, President
1351 Dividend Drive
Suite G

Marietta, GA 30067
Telephone: 770-331-4648
Facsimile: 678-391-7463

with a copy to:
L. Kent Webb
Womble Carlyle Sandridge & Rice, PLLC
1201 West Peachtree Street, Suite 3500
Atlanta, Georgia 30309
Telephone: 404.888.7460
Facsimile: 404.870.8237

9.2  Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof. Except for the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement, each of the parties to this Agreement acknowledges that no other representations or warranties have been relied upon by that party or made by any other party or its officers, directors, employees, agents, financial and legal advisors or other representatives.

9.3  Further Assurances; Post-Closing Cooperation.  At any time or from time to time after the Closing, the parties will execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the transactions contemplated hereby to be satisfied.

9.4  Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

9.5  Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity as described in Article 7.

9.6  No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other parties and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.7  Headings.  The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.8  Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.9  Governing Law.  This Agreement will be governed by and construed in accordance with the domestic laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision.

9.10  Construction.  The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of who had an opportunity to participate in and did participate in, the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, will not be construed strictly or in favor of or against any party hereto but rather will be given a fair and reasonable construction without regard to the rule of contra proferentum.

9.11  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.12  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE 10

DEFINITIONS

10.1  Definitions.

(a)           As used in this Agreement, the following defined terms will have the meanings indicated below:

“$” means United States Dollars unless otherwise indicated.

“Actions or Proceedings” means any action, suit, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls 10% or more of any class of equity securities of that Person or any of its Affiliates (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner or officer of such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” means this Merger Agreement, the Schedules the Exhibits, and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Assets and Properties” of any Person means a11 assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any Corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of 10% or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

 “Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Business Combination” means, with respect to any Person, (i) any amalgamation, consolidation or other business combination to which such Person is a party, (ii) any sale or other disposition of any capital stock or other equity interests of such Person, (iii) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (iv) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person or (v) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of the Company, with respect to any of the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business or Condition of Parent or Merger Sub” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of Parent or Merger Sub and each of its Subsidiaries, taken as a whole.

“Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Company and each of its Subsidiaries, taken as a whole.

“Certain Company Shareholders” is defined as Tom Wheeler representing himself and Bob Pearson who represent Renn Capital Family of Funds, who combined, own the majority of the Company’s Common Shares.

“Closing” means the completion of the transactions contemplated by Section 1.2.

“Closing Date” means the date upon which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Company Financials” means the audited financial statements (balance sheet and statements of operations and cash flow, including schedules and notes thereto) of the Company as of and for the periods ended December 31, 2005 and December 31, 2006.

“Company Shares” has the meaning ascribed to it in Section 2.3.

“Company Intellectual Property” will mean any Intellectual Property of commercial value that is (i) owned by; (ii) licensed to; or (iii) was developed or created by or for the Company.

“Company Option(s)” means any Option to purchase shares of capital stock of the Company.

“Company Warrants” means any warrant to buy shares of capital stock of the Company.

“Contract” means any material contract, including without limitation:

(i)            any distributor, sales, advertising, agency or manufacturer’s representative contract;

(ii)           any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $5,000 over the life of the contract;

(iii)          any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement;

(iv)          any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

(v)           any contract for capital expenditures in excess of $5,000 in the

(vi)          any contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act, as defined herein;

(vii)         any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property having an original cost of more than $25,000;

(viii)        any contract with any person with whom the Company does not deal at arm’s length; or

(ix)           any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

“Disclosure Schedule” has the meaning ascribed to it in Schedule 2.3A to the Agreement.

“Dissenting Shares” has the meaning ascribed to it in Section 1.13.

“Equity Equivalents” means securities (including Options to purchase any shares of Shares) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common shares, preferred shares, or other securities of the Company at the election of the holder thereof.

“Financial Statement Date” means December 31, 2006.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Income Tax” means (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. § 1,1502–6.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and a11 rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, the information set forth in manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including without limitation any covenants not to sue with respect to any Intellectual Property).

“Lien” or “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, charge or adverse claim or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal, provincial or state securities law.

“Loss(es)” means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

“Non–Competition and Employment Agreement” has the meaning ascribed to it in Section 6.3.

“Officer’s Certificate” has the meaning ascribed to it in Sections 6.2 and 6.3 hereof.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Other Tax” means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

“Parent” has the meaning ascribed to it in the forepart of this Agreement.

“Parent Common Stock” means the Common Stock of Parent.

“Parent Preferred Stock” means the Preferred Stock of Parent.

“Person” means any natural person, Corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means a Company benefit plan “Registered Intellectual Property” will mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks, intent-to-use applications, other registrations or applications to trademarks or service marks, or trademarks or service marks in which common law rights are owned or otherwise controlled; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shrink Wrap License Agreements” means the granting conditions and terms of use that are presumed to be acknowledged and agreed to by breaking a thermoplastic seal.

“Tax” or “Taxes” means all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including income, capital (including large Corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, stumpage, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges.

“Tax Returns” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Third Party Claim” has the meaning ascribed to it in Section 7.3.

“Third Party Expenses” has the meaning ascribed to it in Section 5.3.

“Warranty Obligations” has the meaning ascribed to it in Section 2.25.

(b)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation,” and (vii) when a reference is made in this Agreement to Schedules or Exhibits, such reference will be to a Schedule or an Exhibit, respectively, to this Agreement unless otherwise indicated. The term “party” or “parties” when used herein refer to Parent and Merger Sub, on the one hand, and the Company and Certain Company Shareholders, on the other.

(c)           When used herein, the phrase “to the knowledge of” any Person, “to the best knowledge of” any Person, “known to” any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person and (ii) with respect to any other Person, the actual knowledge of the directors and executive officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and directors of such Person.

[Signatures on Following Page]

IN WITNESS WHEREOF, Parent, Merger Sub, Certain Company Shareholders and the Company have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

INFORMATION INTELLECT INC.		SHEA DEVELOPMENT CORP.

By:		By:
	Tom E. Wheeler	Francis E. Wilde
	Chairman	Chairman

SHEA DEVELOPMENT ACQUISITION CORP.		CERTAIN COMPANY SHAREHOLDERS

Tom E. Wheeler
By:
E. Joseph Vitetta, Jr.
	Secretary	Renaissance Capital Growth & Income Fund III, Inc.; Renaissance US Growth Investment Trust PLC; BFS US Special Opportunities Trust PLC

By:
Robert Pearson

EXHIBITS AND SCHEDULES TO FOLLOW